United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
                         13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                                                     Commission File No. 0-27157

                       P.D.C. Innovative Industries, Inc.
             (Exact name of registrant as specified in its charter)


                             2602-B W. Azeele Avenue
                              Tampa, Florida 33609
                                 (813) 258-0606
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                         Common Stock, $0.001 par value
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
                   which a duty to file reports under Section
                             13(a) or 15(d) remains)

               Please place an [x] in the box(es) to designate the
             appropriate rule provision(s) relied upon to terminate
                      or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]                  Rule 12h-3(b)(1)(i)          [ ]
Rule 12g-4(a)(1)(ii)     [x]                  Rule 12h-3(b)(1)(ii)         [x]
Rule 12g-4(a)(2)(i)      [ ]                  Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(ii)     [ ]                  Rule 12h-3(b)(2)(ii)         [ ]
                                              Rule 15d-6                   [ ]

                Approximate number of holders of record as of the
                       certification or notice date:   408
                                                     -------

      Pursuant to the requirements of the Securities Exchange Act of 1934, P.D.C. Innovative Industries, Inc. caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  December 5, 2005            P.D.C. Innovative Industries, Inc.


                                    /s/ Paul R. Smith
                                    --------------------------------------------
                                    By:   Paul R. Smith
                                    Its:  Chief Executive Officer and Secretary